Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	John O. Guthrie
Phone:	757-523-2600

Heritage Bankshares, Inc. Announces Restatement of Financial Statements to Correct Certain Accounting Errors, and Late Filing of Annual Report on Form 10-KSB

Norfolk, Virginia: March 29, 2005 — Heritage Bankshares, Inc. (“Heritage”) (OTC Bulletin Board: HBKS), today announced that on March 28, 2005, management concluded, and Heritage’s independent auditors PFK Witt Mares, PLC (“Witt Mares”) agreed, that due to certain accounting errors Heritage’s financial statements for the quarters ending March 31, 2004, June 30, 2004 and September 30, 2004, as well as the financial information for the quarter and year ended December 31, 2004 included in Heritage’s Form 8-K filed on January 31, 2005, should no longer be relied upon.

As of today, Heritage intends to restate its previously issued financial statements for the above-mentioned quarters of fiscal year 2004 to correct the items described below:

•	The principal error resulted from a misapplication of Accounting Principles Board Opinion No. 25 – Accounting for Stock Issued to Employees (“APB 25”). When certain employees of Heritage exercised stock options in 2004, the tax benefit resulting from the option exercises was incorrectly reflected as an income tax expense reduction and, therefore, an increase in Heritage’s net income. However, under APB 25, the tax benefit should not have been included in Heritage’s income statement but instead should have been recorded solely as an increase in additional paid-in capital in the stockholders’ equity section of the balance sheet. As a result, the income tax expense on Heritage’s income statement was understated by the amount of the tax benefit and, therefore, the earnings were overstated by a commensurate amount. Heritage believes that the tax benefit is approximately $450,000, and Heritage intends to restate its previously issued financial statements for such periods to correct the accounting treatment and resultant effect on Heritage’s earnings, which will show a decrease in earnings per share.

•	Heritage has also concluded that the effect of outstanding dilutive common stock options has not been properly accounted for in the calculation of diluted earnings per share. Under Statement of Financial Accounting Standards No. 128 – Earnings Per Share, the application of the treasury stock method requires that the effect of dilutive common stock options be calculated in recognition of the tax benefits that would be derived if such options were exercised. Heritage has not included the effect of such tax benefits and, as a result, the diluted earnings-per-share of the company may have been slightly understated. Heritage is in the process of recalculating diluted earnings per share.

Similar but minor errors for periods prior to 2004 have been discovered; however, at this time Heritage believes that the effect of such tax benefits are relatively small.

As soon as Heritage completes its analysis and Witt Mares completes its review procedures and audit work with respect to the Form 10-KSB, Heritage will file amendments to its quarterly reports on Form 10-Q for the above-referenced periods and will file its annual report on Form 10-KSB for the fiscal year ended December 31, 2004. Heritage has also announced that, as a result of its discovery of these errors and continuing review of its financial statements for 2004 and prior periods, it will not be able to complete the preparation of its Annual Report on Form 10-KSB for the year ended December 31, 2004 within the prescribed time period (the Form 10-KSB is due March 31, 2005); accordingly, later this week Heritage will file with the Securities and Exchange Commission a Form 12b-25 “Notification of Late Filing” with respect to its Form 10-KSB.

On February 7, 2005, the Board of Directors elected Michael S. Ives as Chief Executive Officer of Heritage. John O. Guthrie was elected as Chief Financial Officer on February 15, 2005. The new management team discovered the errors in the course of reviewing the financial and accounting records in connection with the preparation of Heritage’s forthcoming annual report and Form 10-KSB, and confirmed with Witt Mares that errors had been made. Chairman of the Board of Directors, Peter M. Meredith, Jr., explained that “As experience with the tax effects of the exercise of stock options shows, the accounting and regulatory issues facing small companies, including community banks, are increasingly complex. Our operating results remain strong, and we have every confidence that Mike Ives’ and John Guthrie’s continuing re-examination of the company’s records will ensure that our restated financial statements will fairly present the financial condition of the company.”

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.